As Filed with the Securities and Exchange Commission on February 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TIVO INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0463167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal Executive Offices including Zip Code)

TIVO INC. 1999 EQUITY INCENTIVE PLAN

TIVO INC. 1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

TIVO INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration TiVo Inc. 2160 Gold Street, P.O. Box 2160 Alviso, California 95002 (408) 519-9100	Copy to: Laura Gabriel, Esq. Keith Benson, Esq. Latham & Watkins 505 Montgomery Street, Suite 1900 San Francisco, California 94111-2562 (415) 391-0600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable under the TiVo Inc. 1999 Equity Incentive Plan	7,217,886	$11.82	$85,315,412.52	$10,809.46

Common Stock, $0.001 par value per share, issuable under the TiVo Inc. 1999 Non-Employee Directors’ Stock Option Plan	100,000	$11.82	$1,182,000.00	$149.76

Common Stock, $0.001 par value per share, issuable under the TiVo Inc. 1999 Employee Stock Purchase Plan	500,000	$11.82	$5,910,000.00	$748.80

Preferred Stock Purchase Rights	(4)	(4)	(4)	(4)

Total	7,817,886	$11.82	$92,407,412.52	$11,708.02

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the TiVo Inc. 1999 Equity Incentive Plan, the TiVo Inc. 1999 Non-Employee Directors’ Stock Option Plan and the TiVo Inc. 1999 Employee Stock Purchase Plan (the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high ($12.25) and low ($11.38) sale prices for the Registrant’s common stock, par value $.001, per share, reported by the Nasdaq National Market on February 9, 2004.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(4)	Each share of common stock includes a right to purchase one one-hundredth of a share of the Registrant’s Series B Junior Participating Preferred Stock, par value $0.001 per share. The rights to purchase shares of the Registrant’s Series B Junior Participating Preferred Stock are attached to and trade with the shares of the Registrant’s common stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant’s common stock.

Proposed sales to take place as soon after the effective date of the Registration Statement as stock bonuses are granted under the 1999 Equity Incentive Plan or options granted under the Plans are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

We filed with the Securities and Exchange Commission the following registration statements on Form S-8 relating to shares of our common stock, par value $0.001 per share, to be offered and sold under our 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan and 1999 Employee Stock Purchase Plan (the “Plans”), and the contents of such prior registration statements are incorporated by reference in this registration statement: Registration Statement on Form S-8 filed January 13, 2000 (File No. 333-94629), Registration Statement on Form S-8 filed September 17, 2001 (File No. 333-69512), Registration Statement on Form S-8 filed November 6, 2002 (File No. 333-101045) and Registration Statement on Form S-8 filed June 18, 2003 (File No. 333-106251). We are hereby registering an additional (i) 7,217,886 shares of our common stock, par value $.001 per share, issuable under our Equity Plan, (ii) 100,000 shares of our common stock, par value $.001 per share, issuable under our Directors’ Plan and (iii) 500,000 shares of our common stock, par value $.001 per share, issuable under our ESPP.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Although we have dismissed Arthur Andersen as our independent public accountants and engaged KPMG LLP, our consolidated financial statements as of and for the one-month transition period ended January 31, 2001 and the fiscal year ended December 31, 2000 have only been audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. We understand that Arthur Andersen was sentenced to five years of probation and fined $500,000 on October 16, 2002. In light of the jury verdict and the underlying events, Arthur Andersen informed the Securities and Exchange Commission that it would cease practicing before the Securities and Exchange Commission by August 31, 2002, unless the Securities and Exchange Commission determined another date is appropriate. A spokesperson for Arthur Andersen announced that, as of August 31, 2002, Arthur Andersen voluntarily relinquished, or consented to revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators. A substantial number of Arthur Andersen’s personnel have already left the firm, including the individuals responsible for auditing our audited financial statements incorporated by reference in this registration statement. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

In addition, Arthur Andersen has not consented to the incorporation by reference of their audit report in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their audit report in this registration statement, you may not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

INCORPORATION BY REFERENCE

This registration statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 filed January 13, 2000 (File No. 333-94629);

•	Registration Statement on Form S-8 filed September 17, 2001 (File No. 333-69512);

•	Registration Statement on Form S-8 filed November 6, 2002 (File No. 333-101045);

•	Registration Statement on Form S-8 filed June 18, 2003 (File No. 333-106251);

•	Annual Report on Form 10-K for the year ended January 31, 2003, as amended by Amendment No. 1 on Form 10-K/A, including information specifically incorporated by reference into the Form 10-K from our definitive

1

proxy statement for our 2003 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on June 2, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended October 31, 2003;

•	Current Reports on Form 8-K, filed on March 7, 2003; May 22, 2003 (as amended on Form 8-K/A filed on June 16, 2003); June 27, 2003; July 30, 2003; August 26, 2003; November 4, 2003; November 20, 2003; January 23, 2004, January 28, 2004 and February 11, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 8.	Exhibits

See Index to Exhibits on Page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alviso, State of California, on this 13th day of February, 2004.

TIVO INC., a Delaware corporation

By:	/s/ David H. Courtney

David H. Courtney Executive Vice President, Worldwide Operations and Administration and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Ramsay, David H. Courtney and Matthew P. Zinn, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Ramsay Michael Ramsay	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 13, 2004

/s/ David H. Courtney David H. Courtney	Executive Vice President, Worldwide Operations and Administration, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 13, 2004

/s/ Geoffrey Y. Yang Geoffrey Y. Yang	Director	February 13, 2004

/s/ Mark W. Perry Mark W. Perry	Director	February 13, 2004

/s/ Randy Komisar Randy Komisar	Director	February 13, 2004

/s/ Charles Fruit Charles Fruit	Director	February 13, 2004

/s/ John S. Hendricks John S. Hendricks	Director	February 13, 2004

Signature	Title	Date

David Zaslav	Director

/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	February 13, 2004

/s/ Joe Uva Joe Uva	Director	February 13, 2004

Tom Rogers	Director

INDEX TO EXHIBITS

4.1	TiVo Inc.’s 1999 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Registration Statement on Form S-1 (SEC File No. 333-83515)).

4.2	TiVo Inc.’s 1999 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.5 of the registrant’s Annual Report on Form 10-K filed on March 30, 2000).

4.3	TiVo Inc.’s Amended and Restated 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q filed on December 12, 2002).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Auditors.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Arthur Anderson has not consented to the inclusion of their audit report in this registration statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act.